EXHIBIT B

OFFER TO PURCHASE

PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC
405 Lexington Ave, 39th Floor
New York, New York 10017

OFFER TO PURCHASE INTERESTS
DATED JUNE 29, 2011

LETTERS OF TRANSMITTAL MUST BE
RECEIVED BY UMB FUND SERVICES, INC.
BY JULY 29, 2011.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JULY 29, 2011,

UNLESS THE OFFER IS EXTENDED

To the Members of

Partners Group Private Equity (Master Fund), LLC:

Partners Group Private Equity (Master Fund), LLC, a closed-end, non-diversified management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase”) and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the “Offer”) an amount of Interests (as defined below) or portions of Interests up to approximately 5.00% of the net assets of the Fund.  The Offer is being made pursuant to tenders by members of the Fund (“Members”) at a price equal to the net asset value of the tendered Interests as of September 30, 2011 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”).  As used in the Offer, the term “Interest” or “Interests” refers to the limited liability company interests in the Fund representing beneficial interests in the Fund, and includes all or any portion of a Member’s Interest as the context requires.  Members that desire to tender an Interest for purchase must do so by 12:00 midnight, Eastern Standard Time on July 29, 2011 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s Board of Managers.  The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender an Interest for purchase is called the “Notice Due Date” and is the date upon which the Offer expires.  If the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Members.  The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below.  Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Limited Liability Company Agreement dated as of February 27, 2009 (as it may be amended, modified or otherwise supplemented from time to time, the “LLC Agreement”).

Members should realize that the value of the Interests tendered in the Offer likely will change between May 31, 2011 (the last time net asset value was calculated) and the Valuation Date when the value of the Interests tendered to the Fund for purchase will be determined.  Members tendering their Interest should also note that they will remain Members in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through October 1, 2011, or a later date determined by the Fund if the Offer is extended.  Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact the Tender Offer Administrator at UMB Fund Services, Inc., the Fund’s Administrator, at (888) 977-9790 or at Partners Group Private Equity (Master Fund), LLC, c/o UMB Fund Services, Inc. at 803 W. Michigan Street, Milwaukee, Wisconsin 53233, Attention:  Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

Members desiring to tender all or any portion of their Interest in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to UMB Fund Services, Inc. in the manner set out below.

Important

None of the Fund, Partners Group (USA) Inc. (the “Adviser”), or the Fund’s Board of Managers makes any recommendation to any Member whether to tender or refrain from tendering Interests.  Members must make their own decisions whether to tender Interests, and, if they choose to do so, the portion of their Interests to tender.

Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Members should tender Interests pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal.  If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund, the Fund’s Adviser, or its Board of Managers.

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

Partners Group Private Equity (Master Fund), LLC
c/o UMB Fund Services, Inc.
803 W. Michigan Street
Milwaukee, WI 53233

Attention:  Tender Offer Administrator
Phone:  (888) 977-9790
Fax:  (816) 860-3140

(ii)

TABLE OF CONTENTS

1.	Summary Term Sheet	1
2.	Background and Purpose of the Offer	2
3.	Offer to Purchase and Price	3
4.	Amount of Tender	3
5.	Procedure for Tenders	4
6.	Withdrawal Rights	4
7.	Purchases and Payment	5
8.	Certain Conditions of the Offer	5
9.	Certain Information About the Fund	6
10.	Certain Federal Income Tax Consequences	7
11.	Miscellaneous	7

(iii)

1.             SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer.  To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.  Section references are to this Offer to Purchase.

•
The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to purchase Interests in an amount up to approximately 5.00% of the net assets of the Fund.  We will purchase your Interests at their net asset value (that is, the value of the Fund’s total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate interest in the Fund you desire to tender, after giving effect to all allocations, including any incentive allocation) calculated as of the Valuation Date.  The net asset value of Interests will be calculated for this purpose as of September 30, 2011 or, if the Offer is extended, as of any later Valuation Date.  The Offer will remain open until 12:00 midnight, Eastern Standard Time, on July 29, 2011 (or if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.

•
The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.  The Fund will review the net asset value calculation of the Interests during the Fund’s audit for the fiscal year ending on March 31, 2012, which the Fund expects will be completed within 60 days of the fiscal year-end, and that net asset value will be used to determine the final amount paid for tendered Interests.  Because the Fund’s current fiscal year will end on March 31, 2012, the Fund expects that the audit will be completed by the end of May 2012.

•	A Member may tender its entire Interest or a portion of its Interest. See Section 4.

•
If you tender your Interest and we purchase that Interest, you will be entitled to an amount equal to the net asset value of the Interest tendered (valued in accordance with the LLC Agreement) determined as of September 30, 2011 (or if the Offer is extended, the net asset value determined on the Valuation Date).

•
You are entitled to an initial payment in cash (valued according to the LLC Agreement) equal to at least 95% of the unaudited net asset value of the Interest (the “Initial Payment”).  The Fund may take up to 10 days after the Repurchase Date to make the Initial Payment.

•
A tendering Member is also entitled to receive a contingent payment (the “Post-Audit Payment”) equal to the excess, if any, of (1) the value of the repurchased Interest as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Fund’s financial statements), over (2) the Initial Payment.  The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit.

•
If we accept the tender of your Interest, we will pay you the proceeds from one or more of the following sources:  cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, or borrowings.  The purchase amount will be paid entirely in cash.  See Section 7.

•
If you desire to tender an Interest for purchase, you must do so by 12:00 midnight, Eastern Standard Time, on July 29, 2011 (or if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire.  Until that time, you have the right to withdraw any tenders of your Interest.  Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein.  If the Fund has not yet accepted your tender of an Interest on or prior to August 25, 2011 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Interest after such date.  See Section 6.

•
If you would like us to purchase your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to Partners Group Private Equity (Master Fund), LLC, c/o UMB Fund Services, Inc. at 803 W. Michigan Street, Milwaukee, Wisconsin 53233, Attention: Tender Offer Administrator; or (ii) fax it to UMB Fund Services, Inc. (“UMBFS”) at (816) 860-3140, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Standard Time, on July 29, 2011.  IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO UMBFS PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JULY 29, 2011).  See Section 5.  The value of your Interests may change between May 31, 2011 (the last time net asset value was calculated) and the Valuation Date when the value of the Interests being purchased will be determined.  See Section 3.

•
As of May 31, 2011, the net asset value of the Fund was $208,907,142.  If you would like to obtain the estimated net asset value of your Interest, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at UMBFS at (888) 977-9790 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).  See Section 3.

2.           BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to the Members that hold Interests in the Fund, as contemplated by and in accordance with the procedures set out in the Fund’s registration statement on Form N-2 (as it may be amended, modified or otherwise supplemented from time to time, the “Registration Statement”) and the LLC Agreement.  The Registration Statement and the LLC Agreement provide that the board of managers of the Fund (the “Board of Managers”) has the discretion to determine whether the Fund will purchase Interests from time to time from Members pursuant to written tenders, and that one of the factors the Board of Managers will consider in making such determination is the recommendations of Adviser.  The Registration Statement also states that the Adviser anticipates recommending to the Board of Managers that the Fund offer to repurchase Interests from Members quarterly each year.   The Fund commenced operations on July 1, 2009 and has previously made two offers to purchase Interests from Members.

Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Adviser, the Board of Managers has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Registration Statement and the LLC Agreement, including the recommendations of the Adviser.  While the Adviser intends to recommend to the Board of Managers that the Fund offer to repurchase Interests, or portions of them, on a quarterly basis each year, the Board of Managers is under no obligation to follow such recommendations.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests.  Members that retain their Interests may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Interests tendered.  These risks include the potential for greater volatility due to decreased diversification.  The Fund believes, however, that this result is unlikely given the nature of the Fund’s investment program.  A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.  These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members from time to time.  Payment for Interests purchased pursuant to the Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

Interests that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Registration Statement.  The Fund currently expects that it will accept subscriptions for Interests as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Board of Managers.

The tender of an Interest by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Interest is purchased.  You should also realize that although the Offer is scheduled to expire on July 29, 2011 (unless it is extended), you remain a Member of the Fund with respect to the Interest you tendered that is accepted for purchase by the Fund through the Repurchase Date.

3.             OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Interests up to approximately 5.00% of the net assets of the Fund that are tendered by Members by 12:00 midnight, Eastern Standard Time, on July 29, 2011 (or if the Offer is extended, by any later Notice Due Date), and not withdrawn (as provided in Section 6 below) prior to the Notice Due Date.  The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below.  The value of the Interests tendered for purchase will be their value as of September 30, 2011 or, if the Offer is extended, as of any later Valuation Date, payable as set out in Section 7.  The determination of the value of Interests as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

4.             AMOUNT OF TENDER.

Subject to the limitations set out below, a Member may tender its entire Interest or a portion of its Interest.  The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Interests being tendered.

If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to approximately 5.00% of the net assets of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below.  If Interests in excess of approximately 5.00% of the net assets of the Fund are duly tendered to the Fund prior to the Notice Due Date and not withdrawn prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to the Notice Due Date and not withdrawn prior to the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests.  The Offer may be extended, amended or canceled in other circumstances described in Section 8 below.

5.             PROCEDURE FOR TENDERS.

Members wishing to tender Interests pursuant to this Offer to Purchase should send or deliver by July 29, 2011 (or if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to UMBFS, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to UMBFS, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal.  The completed and executed Letter of Transmittal must be received by UMBFS, either by mail or by fax, no later than 12:00 midnight, Eastern Standard Time, on July 29, 2011 (or if the Offer is extended, no later than any later Notice Due Date).

The Fund recommends that all documents be submitted to UMBFS via certified mail, return receipt requested, or by facsimile transmission.  A Member choosing to fax a Letter of Transmittal to UMBFS must also send or deliver the original completed and executed Letter of Transmittal to UMBFS promptly thereafter.  Members wishing to confirm receipt of a Letter of Transmittal may contact UMBFS at the address or telephone number set out on the first page of the Letter of Transmittal.  The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest, including, but not limited to, the failure of UMBFS to receive any Letter of Transmittal or other document submitted by facsimile transmission.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding.  The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful.  The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.  None of the Fund, the Adviser or the Board of Managers will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.             WITHDRAWAL RIGHTS.

Until the Notice Due Date, Members have the right to change their minds and withdraw any tenders of their Interests.  Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5.  Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Member’s tender of an Interest on or prior to August 25, 2011 (i.e., the date 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Interest after such date.  To be effective, any notice of withdrawal must be timely received by UMBFS at the address or fax number set out on the first page of the Letter of Transmittal.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding.  A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.             PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted Interests that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Interest.  As stated in Section 3 above, the amount offered for the Interests tendered by Members will be the value thereof as of September 30, 2011, or if the Offer is extended, as of any later Valuation Date.  The value will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made, including any Repurchase Fee due to the Fund in connection with the repurchase and any incentive allocation.  The Fund will not pay interest on the purchase amount.

For Members that tender Interests that are accepted for purchase, the Member will receive the Initial Payment in an amount equal to at least 95% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date. The Fund may take up to 10 business days after the Repurchase Date to make the Initial Payment.  A tendering Member will also receive a contingent payment (the “Post-Audit Payment”) equal to the excess, if any, of (1) the value of the repurchased Interest as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Fund’s financial statements), over (2) the Initial Payment.  The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit.  It is anticipated that the annual audit of the Fund’s financial statements will be completed no later than 60 days after the fiscal year-end of the Fund.

The Fund will make payment for Interests it purchases pursuant to the Offer from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, or borrowings.  Upon its acceptance of tendered Interests for repurchase, the Fund will maintain daily, as an entry on its books, a distinct account consisting of (1) cash, (2) liquid securities, or (3) interests in specific investment funds in which the Fund invests (or any combination of them), in an amount equal to the aggregate estimated unpaid dollar amount of any Interests tendered.  None of the Fund, the Board of Managers, or the Adviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer.  However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Interests, subject to compliance with applicable law, through borrowings.  The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Members, withdrawal of capital from the investment funds in which it invests or from the proceeds of the sale of securities held by the Fund.

The purchase amount will be paid entirely in cash.

8.             CERTAIN CONDITIONS OF THE OFFER.

In the absolute discretion of the Board of Managers, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension.  In the event that the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined as of the later Valuation Date.  During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer.  The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer:  (a) to cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) to amend the Offer; and (c) to postpone the acceptance of Interests.  If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if:  (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer; or (d) for any other periods that the Securities and Exchange Commission (the “SEC”) permits by order for the protection of Members.

9.             CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company.  It is organized as a Delaware limited liability company.  Subscriptions for Interests of the Fund were first accepted for investment as of July 1, 2009.  The principal office of the Fund is located at 450 Lexington Avenue, 39th Floor, New York, New York 10017 and the telephone number is (212) 763-4700.  Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

Based on May 31, 2011 estimated values: James F. Munsell, Robert J. Swieringa and Urs Wietlisbach, Managers of the Fund, do not have any beneficial ownership in the Fund.

None of the Fund, the Adviser or the Board of Managers has any plans or proposals that relate to or would result in:  (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Managers or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Managers, or to fill any existing vacancy on the Board of Managers or to change any material term of the employment contract of any executive officer; (5) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Interests (other than the Fund’s intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Board of Managers), or the disposition of Interests (other than through periodic purchase offers, including the Offer); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Other than the acceptance of subscriptions as of May 1, 2011 and June 1, 2011, there have been no transactions involving Interests that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Managers or any person controlling the Fund, the Adviser or Board of Managers.

10.           CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund for cash pursuant to the Offer.  Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

A Member who sells all or part of the Member's Interest to the Fund will generally recognize income or gain only to the extent the amount of cash received by the Member exceeds the Member's adjusted tax basis in the Member's entire Interest at that time.  The Member's adjusted tax basis in the Member's Interest will be reduced by the amount of any cash received by the Member from the Fund, and any excess of that cash over that basis will generally constitute capital gain for the Member.  It is possible, however, that Members might recognize some ordinary income by reason of the sale, under certain technical rules that apply to the extent a member disposes of the member's share of "unrealized receivables" of a limited liability company (as defined in Internal Revenue Code section 751).    No loss will be recognized by a Member on such a sale to the Fund, except that a Member who sells the Member's entire Interest to the Fund may recognize a capital loss at the time of the determination of the Post-Audit Payment to the extent the aggregate cash received, and to be received, by the Member is less than the Member's adjusted tax basis in the Interest.

11.           MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer.  A free copy of such statement may be obtained by contacting UMBFS at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.